Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-195558, 333-219454 and 333-255785) pertaining to the stock incentive and employee stock purchase plans of Silicon Laboratories Inc. of our reports dated February 20, 2024, with respect to the consolidated financial statements of Silicon Laboratories Inc., and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 30, 2023.

/s/ Ernst & Young LLP

Austin, Texas

February 20, 2024